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                                                                    Exhibit (21)

                                 LIST OF SUBSIDIARIES

The following table sets forth certain information with respect to the significant subsidiaries of the Registrant. All of the voting securities of each subsidiary are owned by the Registrant (or a wholly owned subsidiary of the Registrant) and its financial statements are included in the consolidated financial statements of the Registrant.

                                             Jurisdiction of
    Name                                      Incorporation
     ----                                      -------------

Acieries de Ploermel                             France
Brenco, Incorporated                             Virginia
Chrome Crankshaft Co.                            Delaware
Chrome Crankshaft Company of Illinois            Illinois
Consolidated Metco, Inc.                         Delaware
Eisenbahntechnik Halberstadt GmbH                Germany
Full Steam Ahead Rebuilding, Inc.                Virginia
Karl Georg Bahntechnik GmbH                      Germany
Keystone Industries, Inc.                        Delaware
Means Industries, Inc.                           Michigan
Quality Bearing Service of Kentucky, Inc.        Virginia
Quality Bearing Service of Missouri, Inc.        Virginia
Quality Bearing Service of Nevada, Inc.          Virginia
Prime Manufacturing Corporation                  Delaware
Unit Rail Anchor Company, Inc.                   Delaware
Varlen Instruments Inc.                          Delaware
Walter Herzog GmbH                               Germany